                        AMENDMENT TO MERGER AGREEMENT AND
                        ---------------------------------
                        PLAN OF MERGER AND REORGANIZATION
                        ---------------------------------


  This is an amendment ("Amendment") dated as of May 17, 1994, to (i) the Merger Agreement dated as of November 2, 1993 (the "Merger Agreement") between LIBERTY NATIONAL BANCORP, INC. ("LIBERTY") and AARON ACQUISITION CORP. ("ACQUISITION CORP.") and joined in by BANC ONE CORPORATION ("BANC ONE") and
(ii) the related Plan of Merger and Reorganization (the "Plan of Merger") for the merger of LIBERTY into ACQUISITION CORP.

  1. AMENDMENT. Section 26(e) of the Merger Agreement and Section 16 of the Plan of Merger are each hereby amended to append the following paragraph at the end of each of these sections:

   Notwithstanding anything in this Section to the contrary, if the BANC ONE Average Price is less than $35.00 during the Valuation Period ($31.82 as adjusted to reflect the 10% stock dividend paid to BANC ONE stockholders on March 4, 1994) and if LIBERTY's notice of termination gives BANC ONE the option to increase the Exchange Rate, BANC ONE may, at its sole option:

   (i) Nullify such election to terminate by giving written notice to LIBERTY, within two NYSE trading days of BANC ONE's receipt of LIBERTY's notice, that it will modify the Exchange Rate by increasing such Exchange Rate to that number of shares of BANC ONE Common carried to four decimal places, which, when multiplied by the BANC ONE Average Price during the valuation period, will equal $32.00; or

   (ii) Accept such termination by giving written notice to LIBERTY of such acceptance within two NYSE trading days of BANC ONE's receipt of LIBERTY's notice. In the event of such acceptance of termination, the Plan of Merger and the Merger Agreement shall be terminated.

   If the BANC ONE Average Price during the Valuation Period is less than $35.00 ($31.82 as adjusted to reflect the 10% stock dividend paid to BANC ONE stockholders on March 4, 1994) and LIBERTY's termination notice does not give BANC ONE the option to increase the


                                Ex. 2.5-1

Exchange Rate, upon BANC ONE's receipt of LIBERTY's notice, the Merger Agreement and the Plan of Merger shall be terminated.

  2. EFFECTIVENESS OF AMENDMENT. This Amendment shall be effective if and only if adopted and approved by the Board of Directors and shareholders of LIBERTY and ACQUISITION CORP. and by the Board of Directors of BANC ONE and executed on behalf of LIBERTY, ACQUISITION CORP. and BANC ONE. If this Amendment does not become effective, the Merger Agreement and the Plan of Merger shall remain in full force and effect, unamended. If this Amendment becomes effective, the Merger Agreement and Plan of Merger shall remain in full force and effect except as expressly amended by this Amendment.

IN WITNESS WHERE, this Amendment has been executed as of the day and year first above written, but actually on the date set forth below.


                                        BANC ONE CORPORATION
ATTEST:

_________________________               By: _________________________

                                        Date:_________________________



                                        LIBERTY NATIONAL BANCORP, INC.
ATTEST:

_________________________               By:  _________________________
                                              Malcolm B. Chancey, Jr.
                                              Chairman of the Board of
                                              Directors and
                                              Chief Executive Officer

                                        Date:_________________________



                                        AARON ACQUISITION CORPORATION
ATTEST:

_________________________               By:  _________________________

                                        Date:_________________________

61:gs/cab:179
NH9.E2075
179/private\lnb\Amend
5/18/94




                                Ex. 2.5-2